Exhibit 3.1

CERTIFICATE OF AMENDMENT

TO

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

AXEDA SYSTEMS INC.

Pursuant to Section 242

of the General Corporation Law of

THE STATE OF DELAWARE

Axeda Systems Inc. (hereinafter called the “Corporation”), organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify as follows:

1. The original name of the Corporation was Divicore Inc. and the original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on June 18, 1999.

2. A Restated Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on July 21, 1999 (the “Certificate of Incorporation”).

3. The Certificate of Incorporation of the Corporation is hereby further amended by deleting the first paragraph of Article Fourth and in its entirety and replacing it with the following language:

“The Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares that the Corporation is authorized to issue is one hundred five million (105,000,000). One hundred million (100,000,000) shares shall be Common Stock, par value $0.001 per share, and five million (5,000,000) shares shall be Preferred Stock, par value $0.001 per share.”

4. This Certificate of Amendment to the Certificate of Incorporation has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

5. Pursuant to a resolution of its Board of Directors, a special meeting of the stockholders of the Corporation was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware, at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its Chief Executive Officer this 6th day of January, 2005.

/s/ Robert M. Russell Jr.	/s/ Lynn M. Magnani
Robert M. Russell Jr	Lynn M. Magnani
Chief Executive Officer	Secretary

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